EXHIBIT 5.1

[MURPHY & WEINER, P.C. LETTERHEAD]

November 23, 2016

Eastside Distilling, Inc.

1805 SE Martin Luther King Jr. Blvd.

Portland, OR 972014

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Eastside Distilling, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission covering the offering of up to 500,000 shares of the Company’s Common Stock, $0.0001 par value (the “Shares”), pursuant to the Eastside Distilling, Inc. 2016 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined the Plan, the Registration Statement and related prospectus, the Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the laws of the State of California. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, and the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Murphy & Weiner, P.C.

Murphy & Weiner,
A Professional Corporation

707 Sir Francis Drake Boulevard, San Anselmo, CA 94960 • 430 Cambridge Avenue, Suite 100, Palo Alto, CA 94306